Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-265297) of Rain Oncology Inc.,
2)	Registration Statement (Form S-8 No. 333-255548) pertaining to the Rain Oncology Inc. 2021 Equity Incentive Plan, the Rain Oncology Inc. 2021 Employee Stock Purchase Plan, and the Rain Oncology Inc. Amended and Restated 2018 Stock Option/Stock Issuance Plan of Rain Oncology Inc., and
3)	Registration Statement (Form S-8 No. 333-264753) pertaining to the Rain Oncology Inc. 2021 Equity Incentive Plan and the Rain Oncology Inc. 2021 Employee Stock Purchase Plan of Rain Oncology Inc.;

of our report dated March 9, 2023, with respect to the consolidated financial statements of Rain Oncology Inc. included in this Annual Report (Form 10-K) of Rain Oncology Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Diego, California

March 9, 2023